HOMES FOR AMERICA HOLDINGS, INC.
                     COMPUTATION OF INCOME PER COMMON SHARE
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                     1998              1997
                                                  -------------    -------------
INCOME BEFORE MINORITY INTERESTS:                  $    544,420     $    604,709

 Minority interests in net loss                         243,503                -
 of consolidated subsidiaries                     -------------    -------------
NET INCOME                                         $    787,923     $    604,709
                                                  =============    =============

BASIC INCOME PER COMMON SHARES:
 Income before minority interests                  $        .08     $        .10
 Minority interests                                         .03                -
                                                  -------------    -------------
                                                   $        .11     $        .10
                                                  =============    =============

DILUTED INCOME PER COMMON SHARE:
 Income before minority interests                  $        .07     $        .10
 Minority interests                                         .03                -
                                                  -------------    -------------
                                                   $        .10     $        .10
                                                  =============    =============


WEIGHTED AVERAGE SHARES OUTSTANDING:
 Basic income per common share                        7,450,325        6,343,612
 Assumed exercise of cheap warrants                      30,000                -
                                                  -------------    -------------
 Diluted income per common share                      7,480,325        6,343,612
                                                  =============    =============